CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 18 to the Registration Statement (Investment Company Act File No. 811-09049) of Mercury Master Trust (the “Trust”) on Form N-1A of our report dated July 15, 2005 on Merrill Lynch Master Small Cap Growth Portfolio and of our report dated July 19, 2005 on Merrill Lynch Master International Portfolio (the two portfolios constituting the Trust) appearing in the May 31, 2005 Annual Report of Merrill Lynch Small Cap Growth Fund, and in the May 31, 2005 Annual Report of Merrill Lynch International Fund, respectively, which are incorporated by reference in Part B of this Registration Statement.

/s/ Deloitte & Touche LLP

Princeton, New Jersey

September 19, 2005